Exhibit 10.24

Mercury Capital LLC

2021 Fillmore St. #2089

San Francisco, CA 94115

Tel. (415) 683-6773

Email: kanishka@plumpartners.com

February 12, 2024

Via Electronic Mail

Mr. Steven Handwerker

Principal

Cooper Advisers LLC

[omitted]

Email: [omitted]

Re:	Independent Contractor Agreement

Dear Mr. Handwerker:

This letter agreement (this “Agreement”) sets forth the terms and conditions whereby Cooper Advisers LLC (“Cooper” or “Consultant”) agrees to provide certain services (as described below) to Mercury Capital LLC (the “Company” or “Mercury Capital” or the “Sponsor”). This Agreement further sets forth your agreement to abide by, in your individual capacity, the terms set forth in §§ 3.2, 3.3, 3.4, 3.5, 5, 7, 8 and 9 of this Agreement and, in those sections, the term “you” refers to you in your individual capacity.

1. SERVICES.

1.1 The Company hereby engages Consultant, and Consultant hereby accepts such engagement, as an independent contractor, on a non-exclusive basis, to perform such consulting services as requested by the Company from time to time (collectively the “Services”). Nothing herein shall prohibit the Company from engaging other persons or entities to perform the same or similar services.

1.2 Consultant’s services will entail supervising and performing due diligence on potential business combination partners, and assisting with the negotiation and closing of a business combination transaction in coordination with, and with direction from, the Company’s senior management.

1.3 The Company shall not control the manner or means by which Consultant performs the Services, including, but not limited to, the time and place Consultant performs the Services.

1.4 To the extent Consultant performs any Services on the Company’s premises or using the Company’s equipment, Consultant’s personnel shall comply with all applicable policies of the Company.

2. TERM/AT-WILL RELATIONSHIP. The term of this Agreement shall commence on February 12, 2024 and terminate upon the earlier of: (a) termination of this engagement at will in accordance with the terms of this Agreement; or (b) the consummation of a business combination. This Agreement is “at-will,” meaning that either party may terminate the engagement at any time, for any reason, or no reason, with 15 days prior written notice to the other party. The period of time during which Company engages Consultant shall be referred to as “Term.”

3. FEES, SHARE GRANTS, SUCCESS FEE, AND EXPENSES.

3.1 As compensation for the Services during the Term, on behalf of the Company, or any of its officers, directors, shareholders, or employees, the Company shall pay a monthly fee of $12,500.00 (Twelve Thousand Five Hundred Dollars) (the “Fees”). The Fees shall be paid semi-monthly on the 15th and the last day of the calendar month in which the Services are provided. If the Services end before the last day of a calendar month, the Fee for that month shall be pro-rated based on the number of days of the calendar month that have passed before the end of the Term.

3.2 Mercury Capital shall transfer 365,000 Class B ordinary shares of Plum Acquisition Corp. III (the “SPAC”) (the “Shares”) and 175,000 Class B warrants of the SPAC (the “Warrants”) to the Consultant, which shall be governed by the terms of the Securities Transfer Agreement dated February 12, 2024 (the “Transfer Agreement”) between you and Mercury Capital. At the earlier of the termination of this Agreement or the date of the closing of the business combination involving the SPAC (the “Business Combination”), Consultant agrees to surrender a portion of the Shares in an amount equal to the result obtained when multiplying (a) the cash compensation paid to Consultant pursuant to Section 3.1 of this Agreement, by (b) 1.5. Notwithstanding anything to the contrary contained herein (regardless of the amount of compensation paid to Consultant), Consultant shall not be required to surrender more than 165,000 (One Hundred Sixty-Five Thousand) Shares.

3.3 In addition, the Company shall cause the SPAC to pay the Consultant a success fee in the amount of $50,000 (Fifty Thousand Dollars) (the “Success Fee”) at the closing of the Business Combination. For the avoidance of doubt, the Success Fee shall not be applied to the calculation in Section 3.2.

3.4 Consultant agrees that, absent a written agreement signed by the Chief Executive Officer of the Company, Consultant shall not be entitled to any remuneration of any kind, other than that expressly set forth in this Agreement, for any work or services Consultant performs for, or information Consultant provides to, the Company or any of its agents, during the Term, regardless of whether such work or services fall within this Agreement’s definition of “Services.”

3.5 Consultant acknowledges that you have not been promised, and are not entitled to, a position as an employee, contractor, or director, with the entity that results from any Business Combination into which the SPAC enters. Consultant and you agree that no such promise shall be binding the absence of a written agreement signed by the Company’s Chief Executive Officer of the Company.

3.6 Consultant acknowledges that Consultant will receive an IRS Form 1099-MISC from the Company, and that Consultant shall be solely responsible for all federal, state, and local taxes arising from any payments made to Consultant in connection with the Services.

3.7 The Company shall pay any reasonable travel or other reasonable costs or expenses incurred by Consultant in connection with the performance of the Services. Consultant shall not book any air travel, or incur any expense in excess of $500 without written consent of either the Company’s Chief Executive Officer.

4. RELATIONSHIP OF THE PARTIES.

4.1 Consultant is an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee, or agency relationship between Consultant and the Company, or between you and the Company, for any purpose. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. As an independent contractor, Consultant represents he has the right of sole control of the manner and means and methods of performing the Services under this Agreement, provided, however, that Consultant shall accept any reasonable directions issued by the Company pertaining to the goals to be attained and the results to be achieved by Consultant. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur and be responsible for all expenses associated with performance. Consultant agrees to provide the Services diligently, professionally, and to the best of Consultant’s ability upon the terms and conditions set forth in this Agreement. Consultant acknowledges and represents that the Services Consultant provides to the Company are outside the usual course of the Company’s business. The Company shall have no obligation to order any Services from Consultant other than as provided in this Agreement and no specific amount or duration of Services is guaranteed by the Company. Consultant also is not obligated to accept a fixed, or minimum, number of requests for Services during the Term, and Consultant shall maintain sole discretion to reject any request for Services. However, once Consultant accepts a request for Services, Consultant shall be responsible for the timely and competent completion of the Services ordered. The Services to be performed hereunder are nonexclusive and Consultant may accept other engagements and may participate in any other activities without obtaining the Company’s approval thereof. The Company shall not withhold any federal, state or local taxes or other withholdings from the fees payable to Consultant hereunder, and all local, state or federal taxes, together with all governmental filings that Consultant is required by law to make, arising out of the performance of the Services by Consultant or resulting from the compensation paid under this Agreement will be the sole responsibility of Consultant, and Consultant agrees to indemnify the Company with respect to any liabilities arising from Consultant’s failure to satisfy any such obligations.

4.2 Without limiting Section 4.1, neither you nor any of Consultant’s principals or agents will be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance on behalf or Consultant or on behalf of you. If Consultant is reclassified by a state or federal agency or court as Company’s employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

5. CONFIDENTIALITY, NON-COMPETITION, AND NON-SOLICITATION.

5.1 Confidential Information. During the Term, Consultant may receive confidential and proprietary information relating to the Company’s business (the “Confidential Information”). Confidential Information will not, however, include information which (i) is or becomes publicly available other than as a result of Consultant’s disclosure in violation of this Agreement, (ii) is or becomes available to Consultant from a third party which, to Consultant’s actual knowledge is not bound by confidentiality obligations to the Company with respect to such information, (iii) is known to Consultant prior to disclosure by or from the Company or (iv) is or has been independently developed by Consultant without use of any Confidential Information. The Confidential Information may include, but is not limited to, confidential and proprietary information regarding the Company’s business strategies, financial information, internal organization, processes, methods, and know-how, as well as information of third parties as to which the Company has an obligation of confidentiality. Consultant agrees that the Confidential Information is the sole, exclusive and valuable property of the Company. Consultant also agrees not to use the Confidential Information other than to perform the Services, and not to disclose the Confidential Information, in whole or in part, in any form, to any third party (other than as reasonably necessary to perform the Services hereunder), either during or at any time after the Term. Consultant agrees any copies, reproductions or other derivatives of the Confidential Information shall remain the property of the Company and upon the expiration or termination of this Agreement for any reason, Consultant agree to immediately cease using and to promptly return to the Company all whole and partial copies, reproductions and any other derivatives of the Confidential Information provided to Consultant or otherwise in Consultant’s possession or under Consultant’s control and to destroy any and all copies thereof. This Section 5.1, 5.2, and 5.3 shall survive for a period of two years following the expiration or termination of this Agreement for any reason; following such period, the obligations set forth in this Section 5.1, 5.2 and 5.3 shall terminate.

(a) Notwithstanding the non-use and non-disclosure provisions of this Agreement, Consultant and the Company understand and agree that nothing in this Agreement prohibits Consultant from truthfully reporting to any governmental agency, governmental entity, or self-regulatory organization any information concerning possible violations of law, rule, or regulation, from cooperating with such agency, entity, or self-regulatory organization, or from taking other actions protected under state or federal law (including whistleblower laws that authorize or provide awards to those who report violations of law), in each case without prior notice to or authorization from the Company. Pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual suing an entity for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 USC § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 USC § 1833(b). Further, nothing in this Agreement prohibits Consultant from providing truthful testimony if compelled by law.

5.2 Non-Competition. Consultant agrees that during the Term and for a period of twelve (12) months after the termination of this Agreement, Consultant shall not, directly or indirectly, engage in, be employed by, consult with, or have any ownership interest in any business (a) prior to the consummation of a Business Combination, that competes with the Company or (b) after the consummation of a Business Combination, that competes with the target of a Business Combination, if any, within the United States.

5.3 Non-Solicitation of Employees. Consultant agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company during period commencing at the end of the Term and ending six (6) months after such date.

6. TERMINATION.

6.1 Consultant or the Company may terminate this Agreement, with 15 days prior written notice to the other party to this Agreement.

6.2 Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company’s written request, Consultant shall, within five calendar days, after such termination:

(a) deliver to the Company all work product and all hardware, software, or other materials provided for Consultant’s use by the Company;

(b) deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating, or based on the Confidential Information;

(c) permanently erase all of the Confidential Information from Consultant’s computers and electronic devices; and

(d) certify in writing to the Company that Consultant has complied with the requirements of this clause.

7. OTHER BUSINESS ACTIVITIES. Consultant and the Company agree that you may be engaged or employed in any other business, trade, profession, or other activity which does not materially impair Consultant’s ability to provide the Services or place Consultant or you in a conflict of interest with the Company.

8. INDEMNIFICATION. The Company shall indemnify, out of the assets of the Company only (including cash and the proceeds from liability insurance, if any), and hold you harmless, to the fullest extent permitted by applicable law, from and in respect of all (a) reasonable fees, judgments, fines, costs, and expenses (including reasonable attorneys’ fees) as they are incurred in connection with, relating to or resulting from any claim, demand, action, suit or proceeding, and any appeal therefrom, relating to this Agreement, the Services, or the activities of the Company, its properties, business, or affairs, including without limitation, consummating an initial business combination on behalf of the Company or any other activities relating to Consultant’s responsibilities to the Company and (b) losses or damages resulting from such claims, demands, actions, suits or proceedings, and any appeal therefrom, including amounts paid in settlement or compromise (if recommended by attorneys for the Company) of any such claim, demand, action, suit or proceeding, and any appeal therefrom; provided, however, that this indemnity shall not extend to Consultant if Consultant acted with willful misconduct or gross negligence, if Consultant brings the claim, demand, action, suit, or proceeding, or with respect to any criminal action or proceeding  where Consultant’s conduct was unlawful.

9. WAIVER OF TRUST. Consultant acknowledges that it has read the prospectus of the SPAC and understands that the SPAC has established the Trust Account referred to in the prospectus, and the Consultant agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account (“Claim”) and waives any Claim Consultant may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever.

10. ASSIGNMENT. Neither party shall assign any rights, or delegate or subcontract any obligations, under this Agreement without the other party’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the parties hereto and their respective successors and assigns.

11. MISCELLANEOUS.

11.1 All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile or email (with confirmation of transmission). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this Section.

11.2 This Agreement and the Transfer Agreement constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. The provisions of this Agreement are for the sole benefit of the parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights to any third party (including any third party beneficiary rights).

11.3 This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto.

11.4 This Agreement and all related documents, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, are governed by, and construed in accordance with, the laws of the State of New York (including its statutes of limitations), without giving effect to principles of conflicts of laws. With respect to any disputes concerning this agreement or Consultant’s engagement, the parties consent to the exclusive jurisdiction of the state and federal courts with jurisdiction over New York County, New York. The parties waive any right to a trial by jury with respect to such disputes.

11.5 The invalidity, illegality, or unenforceability of any term of this Agreement shall not affect any other term of this Agreement and those other provisions shall remain effective and enforceable to the greatest extent permitted by law.

11.6 This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

11.7 Sections 5, 8, 9, 10, and 11 shall survive the termination of this Agreement.

11.8 In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.

11.9 By his signature below, Steven Handwerker agrees that: (a) he is personal bound by §§ 3.2, 3.3, 3.4, 3.5, 5, 7, 8 and 9 of this Agreement; (b) that all references to “Consultant” in those sections shall also be considered to refer to him personally and; (c) that the obligations of “Consultant” set forth in those sections of this Agreement shall also be considered his personal obligations.

[Signature Page Follows]

If this letter accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to the undersigned.

Very truly yours,

MERCURY CAPITAL LLC

By:	/s/ Kanishka Roy
Kanishka Roy, Managing Member

ACCEPTED AND AGREED:

COOPER ADVISERS LLC

BY:	/s/ Steven Handwerker
Steven Handwerker, Principal

Dated: February 12, 2024

ACCEPTED AND AGREED

BY:	/s/ Steven Handwerker
Steven Handwerker, in his
individual capacity, as to
Sections 3.2, 3.3, 3.4, 3.5, 5, 7, 8
and 9 only.

Dated: February 12, 2024